FIRST AMENDMENT TO THE
ENERGIZER HOLDINGS, INC.
EXECUTIVE SAVINGS INVESTMENT PLAN
WHEREAS, Energizer Holdings, Inc. (“Company”) previously adopted the Energizer Holdings, Inc. Executive Savings Incentive Plan (“Plan”), effective as of July 1, 2015; and
WHEREAS, the Energizer Benefits Committee (“Committee”) reserved the right to amend the Plan pursuant to Section 7.1 thereof; and
WHEREAS, effective January 1, 2016, the Committee desires to amend the Plan to limit the percent of compensation that a participant may defer each year.
NOW, THEREFORE, effective January 1, 2016, the Plan is amended as follows:
1.    Section 2.3 is deleted in its entirety and replaced with the following:
2.3    Initial Enrollment. In the case of a Participant who first becomes eligible to participate in this Plan during a Year, an election to defer Compensation in accordance with Section 3.1 may be made within 30 days after the date the Employee first becomes eligible to participate in the Plan, provided that the Employee has not previously become eligible to participate in any other nonqualified account balance plan maintained by the Company (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)) or in the Prior Plan, with respect to Compensation paid for services to be performed subsequent to the election, which shall be irrevocable during such initial year of participation. With respect to Compensation which is earned based upon a specified performance period, such as an annual bonus, unless Section 2.4(b) is applicable, such initial election shall apply only to the portion of such Compensation equal to the total amount of Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.
2.    Section 2.4 is deleted in its entirety and replaced with the following:
2.4    Annual Deferral Elections.
(a)    General. Subject to Section 2.4(b), an election by a Participant to defer Compensation for a Year must be submitted to the Committee no later than the December 31st immediately preceding such Year in accordance with the rules and procedures established by the Committee. A deferral election made by a Participant is effective for an entire Year, and cannot be increased or decreased during such Year.
(b)    Performance-Based Compensation. In the case of an election to defer Compensation which is Performance-Based Compensation, an Election must be made no later than a date (as determined by the Committee) that is six months before the end of the performance period, provided that, (1) the Participant continuously performs services from the date the performance criteria are established through the date the Participant makes his or her election and (2) the Compensation is not substantially certain to be paid and is not readily ascertainable as of the date of such election. For purposes of this

Section 2.4(b), Performance-Based Compensation is Compensation that (i) is based on services performed over a period of at least twelve months and (ii) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.
3.    Section 3.1 is deleted in its entirety and replaced with the following:
3.1    Deferrals into the Plan. A Participant may elect to reduce the amount of Compensation that the Participant would otherwise receive and defer up to 6% percent of such Compensation each Year. Deferral elections under the Plan may not be revoked except in the case of Termination of Employment. No after-tax deferrals are permitted under the Plan.
IN WITNESS WHEREOF, this Amendment is executed by a duly authorized member of the Committee as of the date indicated below.
ENERGIZER HOLDINGS, INC.

By: /s/ Emily K. Boss
Title: Vice President and General Counsel
Date: September 17, 2015